Exhibit 99.1

Athenex, Inc. Announces Second Quarter 2018 Results and Provides Corporate Update

Second quarter revenue increased to $11.6 million compared to $4.6 million in the same period last year.

Received a strategic investment of $100 million from Perceptive Advisors

Primary endpoints achieved in two Phase 3 trials of KX2-391 in Actinic Keratosis

In-licensed an immunotherapy platform based on T-cell receptor-engineered T cells (TCR-T),

and a metabolic based oncology candidate

BUFFALO, N.Y., August 14, 2018 — Athenex, Inc. (NASDAQ:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced its financial results and business highlights for the three and six months ended June 30, 2018.

“The second quarter was marked by notable achievements across clinical, operational and financial fronts,” stated Dr. Johnson Lau, Chief Executive Officer of Athenex. “We announced positive Phase 3 data with our lead Src Kinase inhibitor KX2-391 in actinic keratosis and, together with our commercial partner Almirall, we are now planning regulatory submissions in the major markets. We continue to seek opportunities to expand our oncology pipeline and announced, in July, the licensing of two very exciting technologies, an immunotherapy platform based on T-cell receptor-engineered T cells or TCR-T, and a metabolic based oncology candidate.”

Dr. Lau continued, “Our commercial business continues to perform well and grow, with both Athenex Pharmaceutical Division and Athenex Pharma Solutions launching new products. We also continue to invest in our global supply chain platform, with the goal of having the right infrastructure in place in advance of commercializing our Oncology Innovation Products.”

Second Quarter 2018 and Recent Business Highlights:

•	Second quarter revenue increased to $11.6 million as compared to $4.6 million in the same period last year.

Clinical Platforms:

•

Announced positive data from two Phase 3 studies of KX2-391 in actinic keratosis (AK). Each study achieved the primary endpoint of 100% clearance of AK lesions in patients following treatment, at high statistical significance (p<0.0001).

•	Received Orphan Drug Designation from the US FDA for Oraxol in angiosarcoma, a rare form of malignant blood vessel cancer

•

Presented Phase 1 data evaluating the safety, tolerability, pharmacokinetics and activity of Oraxol in patients with advanced malignancies, and a bioavailability study of oral paclitaxel and HM30181 compared with weekly intravenous (IV) paclitaxel in patients with advanced solid tumors, at the American Society of Clinical Oncology (ASCO) annual meeting.

Commercial Business:

•	Launched 5 new products and 12 new SKUs during the second quarter.

•	Athenex Pharmaceutical Division (“APD”) currently markets 21 products in the U.S. with 36 SKUs.

•	Athenex Pharma Solutions (“APS”), our 503(b) facility, currently markets 5 products with 27 SKUs.

Business Development and Strategic Highlights:

•	Received a strategic investment of $100 million from Perceptive Advisors

•

Establishing a joint venture with Xiangxue Life Sciences for the research, development, and commercialization of T-cell Receptor-Engineered T Cells (TCR-T), a next generation cancer immunotherapy technology.

•	In-licensed worldwide rights to pegylated genetically modified human arginase from Avalon Polytom (HK) Limited.

•

Strengthened Company leadership and Board with the appointments of Timothy Cook as Senior Vice President of Global Commercial Oncology; Christina Wang as Vice President of Clinical Operations and Corporate Development, Asia Pacific; and Benson Tsang to the Board of Directors.

Second Quarter 2018 Financial Results:

Revenue for the second quarter ended June 30, 2018 was $11.6 million as compared to $4.6 million in the same period last year. The increase was primarily attributable to a $5.2 million increase in specialty products sold through the Company’s Commercial Platform, a $1.4 million increase in API and medical device sales, and $0.6 million in sales of its 503B products. This increase was offset by decreases in contract manufacturing revenue of $0.1 million and a decrease in grant revenue of $0.1 million.

Cost of sales for the second quarter ended June 30, 2018 totaled $9.4 million, as compared to $4.1 million for the three months ended June 30, 2017. This was primarily due to the increase of $4.1 million cost of sales from the recently launched specialty products and $1.2 million cost of sales from 503B and API products

R&D expenses for the second quarter ended June 30, 2018 were $26.6 million, an increase of $9.0 million from a year ago. The increase was primarily due to an increase in clinical operations and included a $6.5 million increase in clinical trial costs related to the progression of the Phase 3 trials of KX-01 Ointment and Oraxol.

SG&A expenses for the second quarter ended June 30, 2018 were $12.8 million, a decrease of $0.8 million compared to $13.6 million in the same period last year. The decrease was primarily due to a decrease in employee compensation of $2.8 million from stock-based compensation incurred in the prior year in connection with the Company’s IPO, offset by a $1.9 million increase in other office expenses and professional fees for legal, consulting, and audit services related to operating as a public company.

Net loss for the second quarter ended June 30, 2018 was $36.9 million, or $0.58 per diluted share, compared to a net loss of $38.6 million, or $0.88 per diluted share, in the same period last year.

Cash, cash equivalents and short-term investments were $80.7 million at June 30, 2018, compared to $51 million at December 31, 2017. The company remains focused on using its cash position to fund development of the clinical pipeline, as well as working capital costs associated with the commercial platform and general corporate purposes.

In July 2018, Athenex closed a privately placed debt and equity financing deal with Perceptive Advisors, LLC for gross proceeds of $100.0 million and aggregate net proceeds of $97.1 million, net of fees and offering expenses. The Company entered into a 5-year senior secured loan for $50.0 million of this financing and issued 2,679,528 shares of its common stock at a purchase price of $18.66 per share for the remaining $50.0 million. The Company is required to make monthly interest-only payments with a bullet payment of the principal at maturity. In connection with the loan agreement, the Company also granted Perceptive a warrant for the purchase 425,000 shares of common stock at a purchase price of $18.66 per share.

In July 2018, Athenex executed a subscription agreement to establish, operate, and manage a limited liability company, Axis Therapeutics Limited, based in Hong Kong. This joint venture will be owned 55% by the Company and 45% by Xiangxue Life Sciences. The Company will make a capital contribution of $30.0 million to the joint venture. Subsequently, Axis Therapeutics Limited entered into a license agreement with the minority partner to license its TCR-T immunotherapy technology to develop and commercialize products for oncology indications. The Company will make an upfront payment for this license in the form of a $5.0 million issuance of its common stock.

First Half 2018 Financial Results

Revenue for the six months ended June 30, 2018 was $49.4 million compared to $9.2 million in the same six month period of last year. The increase was primarily attributable to $25.0 million of upfront license fees related to the collaboration agreement with Almirall, S.A. and a $13.8 million increase in specialty products sold through the Company’s Commercial Platform.

Cost of sales for the six months ended June 30, 2018 was $20.8 million, as compared to $7.0 million for the six months ended June 30, 2017. This was primarily due to the increase of $11.3 million cost of sales from the recently launched specialty products and $2.5 million cost of sales from 503B and API products.

R&D expenses for the first six months of 2018 were $47.9 million, an increase of $3.9 million from the $44.0 million from the year ago period. This was primarily due to an increase in clinical operations and included a $13.4 million increase in clinical trial costs related to the progression of the Phase 3 trials of KX-01 Ointment and Oraxol.

SG&A expenses were $25.9 million, an increase of $2.5 million compared to $23.4 million in the same period last year. This increase was primarily due to a $3.3 million increase of other office expenses and professional fees for legal, consulting, and audit services related to operating as a public company.

Net loss for the six months ended June 30, 2018 was $44.2 million, or $0.71 per diluted share, compared to a net loss of $79.6 million, or $1.89 per diluted share, for the six months ended June 30, 2017.

Outlook and Upcoming Milestones:

The Company is reaffirming its full year 2018 revenue guidance in the range of $100 million to $125 million, inclusive of licensing-fee revenue from Almirall.

Clinical Platforms:

•	A second interim analysis by the Data and Safety Monitoring Board (DSMB) for the ongoing Phase 3 trial of Oraxol in metastatic breast cancer is expected in September

•	IND filing for Oral Eribulin is planned for Q4-2018

Corporate Updates:

•	Construction on the Dunkirk facility is expected to be complete by the first quarter of 2019.

Conference Call and Webcast Information:

The Company will host a conference call and audio webcast on Tuesday, August 14, 2018 at 9:00 a.m. Eastern Time. To participate in the call, dial 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13682063.

A replay of the call will be accessible two hours after its completion through August 21 by dialing 844-512-2921 (in the U.S.) or 412-317-6671 (outside the U.S.) and entering passcode 13682063. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at www.athenex.com.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, (2) Src Kinase Inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, which is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. The TCR-T platform is a cancer immunotherapy platform originally developed by Xiangxue Life Sciences who, together with Athenex, will be part of a joint venture led by Athenex that owns the global rights apart from China. The Arginine deprivation therapy technology targets cancer growth and survival by interrupting the supply of an amino acid, arginine, to a proportion of cancers with disrupted urea cycle. Our proprietary arginase biologic product is well suited to deplete arginine from the tumors with disrupted urea cycle that is dependent upon it, while healthy cells, capable of producing their own arginine, are largely unaffected. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

Forward Looking Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties, including Almirall for success in certain areas of Athenex’s business; need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS:

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Email: randollsze@athenex.com

Jacqueline Li

Email: jacquelineli@athenex.com

Athenex, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2018	2017
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$14,068	$39,284
Short-term investments	66,593	11,753
Goodwill	37,665	37,795
Working capital *	71,802	38,615
Total assets	177,288	140,413
Long-term debt	1,499	1,981
Total liabilities	52,880	49,691
Non-controlling interests	553	685
Total stockholders’ equity	$124,408	$90,722

*	Working capital: total current assets - total current liabilities

Athenex, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,
	2018	2017	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$11,565	$4,595	$6,970	152%
Cost of sales	(9,443)	4,137)	$(5,306)	128%
Research and development expenses	(26,572)	(17,597)	$(8,975)	51%
Selling, general, and administrative expenses	(12,817)	(13,632)	$815	-6%
Interest income (expense)	368	(3,281)	$3,649	-111%
Unrealized loss on derivative liability	—	(4,587)	$4,587	-100%
Income tax expense	(51)	(29)	$(22)	76%

Net loss	(36,950)	(38,668)	1,718

Less: net loss attributable to non-controlling interests	(91)	(43)	(48)	112%

Net loss attributable to Athenex, Inc.	$(36,859)	$(38,625)	$1,766

	Six Months Ended June 30,
	2018	2017	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$49,401	$9,176	$40,225	438%
Cost of product sales	(20,769)	(6,976)	$(13,793)	198%
Research and development expenses	(47,875)	(44,005)	$(3,870)	9%
Selling, general, and administrative expenses	(25,897)	(23,431)	$(2,466)	11%
Interest (income) expense	595	(5,657)	$6,252	-111%
Unrealized loss on derivative liability	—	(8,863)	$8,863	-100%
Income tax benefit	256	63	$193	306%

Net loss	(44,289)	(79,693)	35,404

Less: net loss attributable to non-controlling interests	(132)	(80)	(52)	65%

Net loss attributable to Athenex, Inc.	$(44,157)	$(79,613)	$35,456

Athenex, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands, except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2018	2017
	(in thousands)	(in thousands)
Net cash (used in) operating activities	$(38,029)	$(48,803)
Net cash provided by (used in) investing activities	(56,553)	(26,537)
Net cash provided by financing activities	69,099	96,791
Net effect of foreign exchange rate changes	267	574

Net (decrease) increase in cash and cash equivalents	(25,216)	22,025

Cash and cash equivalents at beginning of period	39,284	33,125

Cash and cash equivalents at end of period	$14,068	$55,150

`